EXHIBIT 99.1

News	News	News	News	News	News

April 24, 2006
First Financial Bancorp Reports First-Quarter 2006 Earnings
•	First-quarter net earnings of $0.10 per diluted share versus $0.25 in 2005 primarily due to balance-sheet restructure and transition costs

•	Branch plans and rationalization announced

•	Jack Henry selected as new core data-processing provider

•	Cost savings and revenue enhancements announced
HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced first-quarter 2006 earnings of $3,967,000 or 10 cents in diluted earnings per share, compared to $10,726,000 or 25 cents in diluted earnings per share for the same period in 2005. Income from continuing operations was $3,967,000 or 10 cents per diluted share and $10,532,000 or 24 cents per diluted share for the first quarter of 2006 and 2005, respectively.
Davis said, “We have made excellent progress this quarter accomplishing some of the final steps in transitioning our company to a new level. Our goal for 2006 is to finish making the major changes that will allow us to fully execute our strategic plan. This earnings report shows that our core operating performance is displaying signs of improvement with a strong increase in net interest margin, good commercial loan growth, and solid core deposit growth. The report also shows that we need to improve our non-performing asset levels and our overall efficiency ratio.
“This news release includes an announcement of significant new initiatives that will better define our company, improve our financial performance, and enable us to provide improved client service.”
The following items materially impacted performance in the first quarter of 2006:
•	Prepayment penalty on long-term borrowings of $4.3 million or 7 cents per share

•	Securities impairment charge of $498,000 or 1 cent per share

Unless otherwise noted, all amounts discussed are pre-tax except income or loss from continuing operations, net income, and per-share data which is presented after-tax.
Due to the sale of the Fidelity Federal Savings Bank subsidiary in the third quarter of 2005, there was no first-quarter 2006 activity from discontinued operations. In the first quarter of 2005, the earnings from discontinued operations were $194,000 or less than 1 cent per diluted share.
Return on average assets for the first quarter of 2006 was 0.45 percent compared to 1.13 percent for the same period in 2005. Return on average shareholders’ equity was 5.39 percent for the first quarter of 2006, versus 11.73 percent for the comparable period in 2005.
First Financial’s first quarter operating results include the effects of several material items. The previously mentioned effects of the balance-sheet restructure of $4.3 million in prepayment penalties and the $0.5 million in additional impairment charge had a combined effect of 8 cents per share in the quarter. Additionally, other items including losses on property sales, professional services related to the balance-sheet restructure, severance charges, and other expenses amounted to approximately $1.3 million or 2 cents per share. In addition to the items above, First Financial has had increased recurring expenses related to the execution of its strategic plan of roughly $0.6 million or 1 cent per share in reduced net interest income due to parent company borrowings used in the repurchase of shares in the fourth quarter of 2005. Additionally, the effects of mortgage loan runoff as part of the intended loan mix shift discussed in the strategic plan totaled approximately $0.4 million or 1 cent per share in reduced net interest income. Other recurring items include increased pension expense and the effects of FAS 123R and state franchise taxes of approximately $0.6 million or 1 cent per share.
(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)
Strategic Plan Update:
On March 14, 2005, First Financial announced its new strategic plan for the organization. First Financial has made steady progress toward completing key elements of the plan in 2006. The areas of focus are:
•	Organizational restructure

•	Balance-sheet restructure

•	Growth plan

•	Efficiency improvement

The organizational restructure was completed in 2005.
The balance-sheet restructure was completed in the first quarter of 2006 and is discussed further in the net interest income section of this release.
The growth plan for the company is moving forward. First Financial continues to work with Stealing Share, a branding firm based in Raleigh, North Carolina, to evaluate the company’s market position and brand identity in all markets and business lines and to define a brand strategy for the future. This process should be completed in the first half of 2006 with a subsequent announcement in the third quarter of 2006.
The Cincinnati and Dayton market expansions have both been enhanced by the selection of market headquarters. The Cincinnati market headquarters is located in a very high-demand area of Cincinnati, and the Dayton headquarters is situated to the south of the city on the I-75 corridor.
As announced in the strategic plan, First Financial will continue to recruit sales staff, evaluate metropolitan markets for expansion, and consider strategic acquisitions to extend and expand the franchise.
In addition, as previously announced, First Financial has launched a Performance Improvement Plan in its effort to become a better, faster, and more efficient organization. A thorough review of all functional areas has been performed to evaluate staffing levels and processes associated with each area. To-date, these reviews have identified an estimated annualized $9 to $10 million in improvements that are discussed below.
Performance Improvement Plan
The objective of the Performance Improvement Plan is to maximize revenue and develop the proper cost structure for the consolidated organization to achieve a peer-level efficiency ratio. First Financial has established a long-term target efficiency ratio of between 55-60 percent. Management remains confident that it can achieve this target.
Salaries & Employee Benefits
The largest component of the improvement is a $7.5 to $8 million planned reduction in salary and benefits through eliminating approximately 200 staff positions. Over half of the staff changes will occur in the second quarter of 2006 and the remainder will occur before the end of the fourth quarter of 2006. These staff reductions are in addition to the estimated $5 million in consolidation-related staff reductions announced and achieved as part of the strategic plan in March of 2005. Estimated severance charges associated with this staff reduction are $1.3 million and will be recognized when incurred.
First Financial also continues to add sales staff in its markets and businesses of focus. This is consistent with our plan to simultaneously reduce core operating expenses and grow revenue.
Revenue Enhancements
To date, approximately $1.5 to $2.0 million in revenue enhancements have been identified. Enhancements are associated with better management of internal processes such as cash balances in branches and a planned redeployment in low and non-earning assets. These improvements will occur in the second and third quarters of 2006.
Additional reviews are in process, and results will be disclosed in future releases.
Branch Plan
First Financial has completed its branch evaluation. Listed below are offices that will either be sold or closed, subject to regulatory approval. The evaluation was conducted using a balanced approach that considered both geography and financial performance.
The remaining offices are expected to meet or exceed financial performance goals and are aligned with the strategic intentions of the company. First Financial will continue to concentrate future growth plans and capital investments in larger metropolitan markets, and continuing to operate in smaller markets. Smaller markets have historically provided stable, low-cost funding sources to First Financial and are an important part of the funding plan for the expansion in the commercial lending market. Furthermore, First Financial’s historical strength in a number of these markets should enable it to hold market share.
First Financial’s branch strategy is to serve a combination of metropolitan and non-metropolitan markets in Indiana, Ohio, and Kentucky. In addition to geographic fit, each market must have growth potential and the ability to meet profit targets.
Offices To Be Sold

The 7 offices offered for sale are segmented into two distinct market areas: Michigan and Southern Indiana, and were marketed by Sandler O’Neill accordingly. Total deposits and loans for the offered offices are $101.1 million and $101.9 million respectively. The Michigan market area includes 2 offices, Hastings and Gun Lake; and the Southern Indiana market includes 5 offices, Vevay, Vevay Drive-up, East Enterprise, Liberty, and Madison.
Details of each transaction will be disclosed in a separate release when agreements are consummated.
Offices To Be Closed
First Financial will close an additional 12 offices: in Ohio: Willshire, Mariemont, and Montgomery; in Indiana: West College Corner, Carthage, Montpelier, Winchester, Wabash, Warsaw, Ft. Wayne, and Burlington; in Kentucky: Petersburg. These closures are expected to have a minimal effect on the $72 million in deposits and $84 million in loans that will be serviced by other offices. The timing of the closures will be in the third quarter of 2006 and is subject to regulatory approval.
After the branch plan is completed, First Financial will have 87 offices serving 9 distinct markets with an average branch size of approximately $33 million. The operating model for growth includes market presidents managing distinct markets with the authority to make decisions at the point of client contact.
Financial Impact of Branch Sales
Proforma financial highlights are presented in the table below based on March 31, 2006, actual results. The proforma balance sheet and margin effects are on sold offices only and the income statement and equity related proforma items exclude the effect of any gain on the sale of the offices. The gain on the sale of offices will be disclosed when the transactions are consummated. Proforma results are based on the exclusion of the financial effects of the sold or closed offices in the first quarter results.

Estimated Financial Impact of Branch Plan
As of March 31, 2006
Dollars in thousands, except per share

	March 31, 2006	Sold/Closed (2)	Proforma
Total assets	$3,489,553	$102,802	$3,386,751
Total loans	$2,612,495	$101,928	$2,510,567
Total deposits	$2,950,404	$101,116	$2,849,288
Noninterest expense	$40,660	$1,337	$39,323
Net interest margin	4.04%	4.32%	4.03%
Earning asset yield	6.35%	6.28%	6.35%
Cost of interest bearing liabilities	2.68%	2.31%	2.69%
Average branch size	$28,099	$9,111	$32,750
Number of offices	105	19	87 (3)
Equity to assets	8.42%	N/A	8.69%
Earnings per share (1)	$0.10	$0.00	$0.10
FTE	1,467	73	1,394

Net interest income	$32,199	$1,071	$31,128
Net earnings	$3,967	$0	$3,967

(1)	Earnings per share calculation is based on 39,612,496 average diluted shares outstanding.

(2)	Closed offices do not impact balance sheet accounts or other margin related items.

(3)	Proforma number of offices includes the opening of the Cornerstone Office in Cincinnati, Ohio on April 1, 2006.
After the transactions have closed, First Financial expects to remain within its previously disclosed target capital ratios of leverage ratio of 8.00 percent to 8.50 percent; and total risk-based capital ratios of 12.75 percent to 13.25 percent; and remain above its tangible equity to assets of 6.75 percent to 7.25 percent;.
Information Technology Update
First Financial has entered into an agreement with Jack Henry & Associates Inc. to license their software applications, which will be used to provide primary core data processing. This in-house solution provides First Financial with a more cost-effective model. It is expected that the conversion to the Jack Henry system will occur in October of 2006, and should enhance First Financial’s capability to deliver client services in a better, faster, and more efficient manner.
This decision is consistent with our strategic plan and is an integral component of our comprehensive review of the use of technology. This review includes analysis of our data and voice telecommunication usage, on-line and ATM services, and other ancillary services. Expected savings as a result of this comprehensive review are estimated to be between $3 million and $4 million per year and should be fully recognized in 2007. Costs associated with this conversion will include the early termination of some existing contracts. To-date, between $0.5 million and $1 million in likely early-termination penalties have been identified and will be recognized when incurred.
Summary of Changes
Below is a summary of the expected annualized effect of the Balance Sheet Restructure, the Branch Plan, the Performance Improvement Plan to-date and the Information Technology Plan discussed in this release. First Financial has not yet completed the Performance Improvement Plan review process and has included only those items identified to-date. The table below illustrates the range of benefit to the company from “low” to “high” based on the disclosed range of estimates if applicable. It is expected that this range of annualized run-rate will be realized beginning in 2007, and it does not include the expected effects of organic shifts in our core businesses such as increased commercial loan growth and reduced mortgage loan balances.
Estimated Annualized Effect of Strategic Initiatives Announced
Dollars in thousands, except per share

	Annualized Effect
	Low		High
Net interest income	$(2,477	) [1]	$(440	) [1]
Noninterest expense
Salaries & benefits	(8,888	) [2]	(9,388	) [2]
Equipment and occupancy	(472	) [3]	(472	) [3]
Data processing	(3,000	) [4]	(4,000	) [4]
Other	(3,488	) [3]	(3,488	) [3]

Total noninterest expense	(15,848)		(17,348)

Pre-tax earnings effect	13,371		16,908
Income taxes	4,911		6,210

Net earnings effect	$8,460		$10,698

Diluted EPS effect	$0.21		$0.27

[1]	Performance Improvement Plan of $1,500 to $2,000

Branch Plan reduction of $4,284

Margin forecast over 1Q06 actual of 1bp or $307 to 6bp or $1,844

[2]	Effects of Performance Improvement Plan and Branch Plan

[3]	Branch Plan

[4]	Information Technology Plan

Current Period Operating Results
Net Interest Income:
Net interest income for the first quarter of 2006 was $32.2 million compared to $34.0 million in the first quarter of 2005, a decrease of $1.8 million or 5.24 percent. This decrease is due primarily to a managed decline in asset levels and borrowings at the parent company with a quarterly cost of $643,000. The borrowings at the parent company will be paid down over the next several quarters as dividends are paid from the subsidiary bank to the parent company. Net interest income on a linked-quarter basis (first quarter of 2006 compared to fourth quarter of 2005) increased $260,000 or 0.81 percent. This increase is due primarily to the mid-quarter impact of the balance-sheet restructure.
First Financial’s net interest margin increased to 4.04 percent in the first quarter of 2006 from 3.98 percent in the first quarter of 2005. Linked-quarter net interest margin increased 32 basis points from 3.72 percent to 4.04 percent due to the combined effects of: the balance sheet restructure, 31 basis points; the asset sensitivity of the balance sheet, 25 basis points; the negative rate effect on interest-bearing liabilities, 18 basis points; and the negative effect of mortgage and indirect loan runoff, 6 basis points. Earning asset rates increased on approximately 30% of the loan portfolio with the Prime rate adjustments during the quarter. Approximately 90% of this $766 million Prime and Fed Funds-based portfolio reprices quarterly.
Looking forward, First Financial expects to maintain and grow the net interest margin by altering its product mix to more commercial products and continuing efforts to grow core transaction deposit accounts. The net interest margin is forecasted to be in the range of 4.05 percent to 4.10 percent for 2006.
Average loans, net of unearned income, for the first quarter of 2006 decreased $191 million or 6.86 percent from the comparable period a year ago. On a linked-quarter basis, average outstanding loan balances decreased $60 million or 2.27 percent. The decrease in the loan portfolio was affected by the sale of $42 million in indirect marine and recreational vehicle loans at the end of the third quarter of 2005 and the sale in the fourth quarter of approximately $64 million in retail mortgage loans that no longer fit the risk profile of the company. Furthermore, indirect installment originations ceased in the third quarter of 2005, resulting in approximately $21 million in quarterly runoff of this portfolio. Since the end of the first quarter of 2005, the indirect loan portfolio has decreased approximately $95 million. Additionally, First Financial has made the strategic decision to sell most of the mortgage loan production into the secondary market instead of keeping the loans in its portfolio.

First Financial is beginning to see progress in the planned mix shift of its loan portfolios. Ending balances in the combined commercial and commercial real estate categories are up 1.62 percent over the linked quarter or 6.50 percent annualized. This increase occurred notwithstanding the effect of intentional runoff of certain commercial loans.
End-of-period securities available for sale were $ 344.1 million at March 31, 2006, compared to $554.7 million at December 31, 2005. The combined investment portfolio was 11.14 percent and 16.47 percent of total assets at March 31, 2006, and December 31, 2005, respectively. In February of 2006, the company sold $186 million in investment securities and paid down $185 million in Federal Home Loan Bank borrowings. Reliance on wholesale borrowings has been greatly reduced as a result of the restructuring and is likely to continue for the next several quarters as the bank continues to use excess liquidity to fund future growth.
Average deposit balances for the first quarter increased $9.9 million or 0.34 percent from the comparable period a year ago due primarily to increases in average interest-bearing checking accounts. Average deposits have decreased 0.61 percent on a linked-quarter basis primarily due to decreases in time deposits offset by strong growth in the interest-bearing transactional deposits of 3.76 percent or 15.02 percent annualized. Interest expense on deposits increased as a result of overall market rate increases rather than a shift in our competitive position in the markets we serve.
Credit Quality:
The provision for loan losses for the first quarter of 2006 was $752,000 compared to $455,000 for the same period in 2005. The provision is a result of the quarterly analysis of the adequacy of the allowance for loan losses. Net charge-offs of $2.6 million for the first quarter were $1.2 million more than the $1.4 million net charge-offs for the first quarter of 2005. Increases in commercial loans charged-off were the primary source of the increase in net charge-offs for the first quarter of 2006 compared to the same period in 2005 and the residual effects of the increased bankruptcy rates attributable to the recent bankruptcy law changes also effected the first quarter of 2006. Management believes that this increase is not indicative of any macro changes to the credit quality of the portfolios. The percentage of net charge-offs to average loans for the first quarter of 2006 was 0.40 percent compared to 0.20 percent for the same period in 2005 and 0.38 percent for the linked quarter.
Total underperforming assets, which includes nonaccrual loans, restructured loans, other real estate owned, and loans 90 days or more past due and still accruing, increased $13.9 million to $33.9 million at the end of the first quarter of 2006 from $20.0 million at the end of the first quarter of 2005. The increase is due to an increase in nonaccrual loans of $10.8 million which involved several commercial loans and one large commercial real estate loan. On a linked-quarter basis, total underperforming assets increased $1.0 million. This increase is primarily due to an increase of $1.9 million in nonaccrual loans which includes a large commercial real estate loan and several smaller commercial loans. These credits have been appropriately considered in establishing the allowance for loan losses at March 31, 2006.
Nonperforming assets to ending loans ratio increased to 1.25 percent as of March 31, 2006, from 0.70 percent as of the end of the first quarter of 2005 and from 1.20 percent on the linked-quarter. The increase in nonperforming assets has continued over several quarters and is being actively addressed by a new chief credit officer and a new chief risk officer with several key initiatives. This level of nonperforming loans remains within a range of acceptability for the company, though at the higher end of that range. While the level of nonperforming assets has increased, charge-off levels and delinquency levels have remained relatively flat over the past three quarters.
First Financial continues to maintain appropriate risk coverage with an allowance to ending loans ratio of 1.56 percent at quarter end versus 1.59 percent for the same quarter a year ago and 1.62 percent on the linked-quarter. A large percentage of the underperforming loans are secured by real estate. It is management’s belief that the allowance for loan losses of $40.7 million is adequate to absorb probable credit losses inherent in the portfolio, and the changes in the allowance and the resultant provision are consistent with the internal assessment of the risk in the loan portfolios.
Noninterest Income:
First-quarter 2006 noninterest income was $14.8 million, a decrease of $282,000 or 1.88 percent from the first quarter of 2005, due primarily to the impairment of investment securities of $498,000. Excluding the effects of the impairment charge, noninterest income increased $216,000 or 1.44 percent over the same period. The company had quarterly increases in service charges on deposit accounts income of $923,000 which included the positive effects of its new overdraft program. Bankcard interchange income increased $228,000 due to both increased debit card issuance and usage, while life insurance income decreased $613,000 and gains on mortgage loan sales decreased $219,000.
On a linked-quarter basis, total noninterest income was up $5.4 million or 57.31 percent. This increase was primarily due to the $6.5 million impairment on investment securities recorded in the fourth quarter of 2005. This increase was somewhat offset by a decrease of $787,000 from a gain on mortgage loans sold in the fourth quarter. Excluding the effects of the loan sales and the impairment on investment securities, noninterest income increased $141,000 or 0.93 percent which was primarily due to an increase in recurring executive life insurance income of $229,000.
Trust revenues were relatively unchanged on both a linked-quarter and year-over-year basis due to the stability in market values of trust assets under management over the periods. First Financial has hired several new Wealth Resources Group personnel to facilitate its growth plans in this business.
Noninterest Expense:
Total noninterest expense increased $7.5 million or 22.62 percent for the first quarter of 2006 from the first quarter of 2005. This increase was primarily due to $4.3 million in debt extinguishment expense associated with the payoff of Federal Home Loan Bank borrowings of approximately $185 million in the first quarter of 2006. Excluding the effect of the debt extinguishment, noninterest expense would have increased $3.2 million. Salaries and benefits increased $1.3 million over this same period in 2005 due to $345,000 in increased salaries as additional sales and support staff was added. Also included in the quarter were $155,000 in severance charges and $537,000 in increased pension expense. Occupancy expense increased $490,000 due primarily to increased maintenance costs, utilities, and new building rent consistent with First Financial’s growth plans. Other noninterest expense increased $1.4 million due primarily to increases from credit and collection expenses of $216,000, loss on other real estate owned and other property owned of $354,000.
On a linked-quarter basis, noninterest expense was relatively flat excluding the effects of the prepayment penalty and an increase in data processing expenses more than offset by a reduction in professional services associated with restructuring. First Financial anticipates additional restructuring related expenses primarily in the data processing, professional services, and severance charges. These amounts will be disclosed when quantified and recognized in the period in which they are incurred.
Earnings Conference Call and Webcast
On April 24, 2006, First Financial will host an earnings conference call that will be webcast live at 11:00 a.m. EDT. The presenters will be Claude E. Davis, president and chief executive officer, C. Douglas Lefferson, executive vice president and chief operating officer, and J. Franklin Hall, senior vice president and chief financial officer. Anyone may participate in the conference call by telephoning 1-877-407-8031 (no passcode needed) or by logging on to the company’s website (http://ffbc-oh.com) for a live audio webcast of the call. Click on the Investor Information section and choose the category of News. Listeners should allow an extra five minutes to be connected to the call or webcast. The event will also be archived on the company’s website for one year.

First Financial will file the SEC Form 10-Q on Friday, May 5, 2006.
Anyone who wishes to hear a replay of the event by telephone may dial 1-877-660-6853, account number 286, conference ID number 198372 between 5:00 p.m. EDT on April 24, 2006, and 5:00 p.m. on May 1, 2006.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2005. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its strategic plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2005 Form 10-K and other public documents filed with the SEC. These documents are available on our investor relations website at www.ffbc-oh.com and on the SEC’s website at www.sec.gov.
First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: J. Franklin Hall
513-979-5770
frank.hall@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-979-5797
cheryl.lipp@comfirst.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL DATA
(dollars in thousand, except per share)
(Unaudited)

	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2006	2005	2005	2005	2005
EARNINGS
Net interest income	$32,199	$31,939	$33,143	$33,905	$33,980
Earnings from continuing operations	3,967	2,834	7,819	9,623	10,532
Earnings from discontinued operations	0	0	6,665	266	194
Net earnings	3,967	2,834	14,484	9,889	10,726
Earnings per share from continuing operations-basic	$0.10	$0.07	$0.18	$0.22	$0.24
Earnings per share from continuing operations-diluted	$0.10	$0.07	$0.18	$0.22	$0.24
Earnings per share from discontinued operations-basic	$0.00	$0.00	$0.15	$0.01	$0.00
Earnings per share from discontinued operations-diluted	$0.00	$0.00	$0.15	$0.01	$0.00
Net earnings per share — basic	$0.10	$0.07	$0.34	$0.23	$0.25
Net earnings per share — diluted	$0.10	$0.07	$0.33	$0.23	$0.25

KEY RATIOS
Return on average assets	0.45%	0.30%	1.50%	1.03%	1.13%
Return on average shareholders’ equity	5.39%	3.20%	15.64%	10.74%	11.73%
Return on average tangible shareholders’ equity	6.12%	3.57%	17.32%	11.90%	13.00%
Average shareholders’ equity to average assets	8.42%	9.44%	9.60%	9.61%	9.62%
Net interest margin	4.04%	3.72%	3.83%	3.94%	3.98%
Net interest margin (fully tax equivalent)*	4.12%	3.80%	3.92%	4.03%	4.07%

COMMON STOCK DATA
Average basic shares outstanding	39,560,109	42,069,965	43,166,270	43,502,193	43,601,128
Average diluted shares outstanding	39,612,496	42,180,824	43,262,371	43,575,499	43,673,090
Ending shares outstanding	39,562,350	39,563,480	42,978,981	43,351,903	43,545,285
Market price:
High	$18.32	$19.30	$19.80	$18.90	$19.25
Low	$15.88	$17.51	$16.99	$16.90	$16.65
Close	$16.64	$17.52	$18.61	$18.90	$18.25
Book value	$7.50	$7.58	$8.59	$8.53	$8.45
Common dividend declared	$0.16	$0.16	$0.16	$0.16	$0.16

AVERAGE BALANCE SHEET ITEMS
Loans less unearned income	$2,596,755	$2,657,156	$2,783,315	$2,795,754	$2,788,075
Investment securities	497,528	620,868	625,418	635,982	655,114
Other earning assets	141,513	127,701	20,938	17,188	18,141

Total earning assets	3,235,796	3,405,725	3,429,671	3,448,924	3,461,330
Total assets	3,545,412	3,719,197	3,827,395	3,846,259	3,853,336
Noninterest-bearing deposits	417,061	433,228	428,881	433,379	425,365
Interest-bearing deposits	2,486,336	2,488,062	2,473,697	2,476,112	2,468,148

Total deposits	2,903,397	2,921,290	2,902,578	2,909,491	2,893,513
Borrowings	313,743	418,388	446,939	445,141	464,300
Shareholders’ equity	298,578	350,934	367,472	369,477	370,829

CREDIT QUALITY
Ending allowance for loan losses	$40,656	$42,485	$42,036	$43,506	$44,172
Nonperforming assets:
Nonaccrual	26,838	24,961	24,563	20,408	16,033
Restructured	3,293	3,408	808	884	885
OREO	2,675	3,162	2,595	2,673	2,705

Total nonperforming assets	32,806	31,531	27,966	23,965	19,623

Loans delinquent over 90 days	1,104	1,359	1,779	764	352

Gross charge-offs:
Commercial	(1,516)	(1,066)	(1,839)	(948)	(824)
Commercial real estate	(276)	(449)	(94)	(12)	(195)
Retail real estate	(202)	(220)	(121)	(202)	(353)
All other	(1,271)	(1,583)	(1,279)	(1,105)	(1,300)

Total gross charge-offs	(3,265)	(3,318)	(3,333)	(2,267)	(2,672)

Recoveries:
Commercial	188	212	205	200	531
Commercial real estate	50	4	4	9	4
Retail real estate	10	141	24	48	24
All other	436	395	279	594	754

Total recoveries	684	752	512	851	1,313

Total net charge-offs	(2,581)	(2,566)	(2,821)	(1,416)	(1,359)

CREDIT QUALITY RATIOS
Allowance to ending loans, net of unearned income	1.56%	1.62%	1.54%	1.55%	1.59%
Nonperforming assets to ending loans, net of unearned income plus OREO	1.25%	1.20%	1.02%	0.85%	0.70%
90 days past due to loans, net of unearned income	0.04%	0.05%	0.07%	0.03%	0.01%
Net charge-offs to average loans, net of unearned income	0.40%	0.38%	0.40%	0.20%	0.20%

*	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands)
(Unaudited)

			Three months ended,
	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2006	2005	2005	2005	2005
Interest income
Loans, including fees	$42,857	$42,766	$44,122	$43,370	$42,378
Investment securities
Taxable	5,141	5,481	5,219	5,389	5,408
Tax-exempt	1,104	1,173	1,221	1,239	1,230

Total investment securities interest	6,245	6,654	6,440	6,628	6,638

Interest-bearing deposits with other banks	0	0	0	0	1
Federal funds sold and securities purchased under agreements to resell	1,582	1,297	178	121	104

Total interest income	50,684	50,717	50,740	50,119	49,121

Interest expense
Deposits	14,933	14,015	12,779	11,434	10,426
Short-term borrowings	896	473	520	507	461
Long-term borrowings	2,058	3,720	3,769	3,781	3,808
Other long-term debt	598	570	529	492	446

Total interest expense	18,485	18,778	17,597	16,214	15,141

Net interest income	32,199	31,939	33,143	33,905	33,980
Provision for loan losses	752	3,015	1,351	750	455

Net interest income after provision for loan losses	31,447	28,924	31,792	33,155	33,525

Noninterest income
Service charges on deposit accounts	5,089	5,257	4,944	4,609	4,166
Trust revenues	4,053	4,041	3,974	3,879	4,094
Bankcard interchange income	1,648	1,621	1,577	1,568	1,420
Gains (losses) from sales of loans	245	1,239	(1,280)	480	464
(Losses) gains on impairment and sales of investment securities	(476)	(6,519)	6	0	(6)
Other	4,195	3,740	4,788	4,302	4,898

Total noninterest income	14,754	9,379	14,009	14,838	15,036

Noninterest expenses
Salaries and employee benefits	20,217	20,270	19,353	19,157	18,910
Net occupancy	2,839	2,555	2,465	2,241	2,349
Furniture and equipment	1,480	1,297	1,694	1,664	1,621
Data processing	1,807	1,640	1,627	1,461	1,589
Marketing	683	704	535	714	511
Communication	667	831	758	715	781
Professional Services	1,307	2,088	1,465	1,527	1,386
Amortization of intangibles	217	220	220	220	220
Debt extinguishment	4,295	0	0	0	0
Other	7,148	6,154	6,615	5,886	5,793

Total noninterest expenses	40,660	35,759	34,732	33,585	33,160

Income from continuing operations before income taxes	5,541	2,544	11,069	14,408	15,401
Income tax (benefit) expense	1,574	(290)	3,250	4,785	4,869

Income from continuing operations	3,967	2,834	7,819	9,623	10,532

Discontinued operations
Other operating (loss) income	0	0	(140)	416	307
Gain on discontinued operations	0	0	10,366	0	0

Income (loss) from discontinued operations before income taxes	0	0	10,226	416	307
Income tax expense (benefit)	0	0	3,561	150	113

Income (loss) from discontinued operations	0	0	6,665	266	194

Net earnings	$3,967	$2,834	$14,484	$9,889	$10,726

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME*

Interest income	$50,684	$50,717	$50,740	$50,119	$49,121
Tax equivalent adjustment	661	723	746	756	758

Interest income — tax equivalent	51,345	51,440	51,486	50,875	49,879
Interest expense	18,485	18,778	17,597	16,214	15,141

Net interest income — tax equivalent	$32,860	$32,662	$33,889	$34,661	$34,738

*	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	March 31,	Dec. 31,	March 31,
	2006	2005	2005
ASSETS
Cash and due from banks	$160,915	$163,281	$163,806
Interest-bearing deposits with other banks	0	0	0
Federal funds sold and securities purchased under agreements to resell	132,500	98,000	26,450
Investment securities, held-to-maturity	10,232	12,555	13,443
Investment securities, available-for-sale	344,136	554,673	587,880
Other securities	34,398	40,755	39,748
Loans
Commercial	596,936	582,594	624,435
Real estate-construction	84,958	86,022	83,984
Real estate-commercial	651,698	646,079	615,571
Real estate-retail	761,891	772,334	857,578
Installment, net of unearned income	493,526	515,200	578,203
Credit card	21,648	22,936	20,352
Lease financing	1,838	2,258	4,300

Total loans	2,612,495	2,627,423	2,784,423
Less
Allowance for loan losses	40,656	42,485	44,172

Net loans	2,571,839	2,584,938	2,740,251
Premises and equipment	73,963	73,025	67,746
Goodwill	28,261	28,116	28,656
Other intangibles	7,408	7,920	7,592
Other assets	125,901	127,545	114,843
Assets related to discontinued operations	0	0	104,928

Total Assets	$3,489,553	$3,690,808	$3,895,343

LIABILITIES
Deposits
Noninterest-bearing	451,176	$440,988	$438,005
Interest-bearing	2,499,228	2,484,451	2,519,970

Total deposits	2,950,404	2,925,439	2,957,975
Short-term borrowings	93,004	111,634	79,434
Federal Home Loan Bank long-term debt	83,482	286,655	328,217
Other long-term debt	30,930	30,930	30,930
Accrued interest and other liabilities	35,119	36,269	34,653
Liabilities related to discontinued operations	0	0	95,987

Total Liabilities	3,192,939	3,390,927	3,527,196

SHAREHOLDERS’ EQUITY
Common stock	394,911	394,987	395,311
Retained earnings	72,986	75,357	68,849
Accumulated comprehensive income	(9,010)	(7,876)	(8,084)
Restricted stock awards	(2,073)	(2,380)	(2,647)
Treasury stock, at cost	(160,200)	(160,207)	(85,282)

Total Shareholders’ Equity	296,614	299,881	368,147

Total Liabilities and Shareholders’ Equity	$3,489,553	$3,690,808	$3,895,343

ADDITIONAL DATA — RISK BASED CAPITAL

	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2006	2005	2005	2005	2005
Tier 1 Capital	$297,602	$299,680	$369,735	$367,347	$368,695
Tier 1 Ratio	11.58%	11.49%	13.93%	13.10%	13.26%
Total Capital	$329,897	$332,458	$403,044	$402,523	$403,580
Total Capital Ratio	12.83%	12.75%	15.19%	14.36%	14.51%
Total Risk-Adjusted Assets	$2,570,847	$2,608,167	$2,653,795	$2,803,792	$2,781,513
Leverage Ratio	8.47%	8.12%	9.74%	9.63%	9.65%

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

			Quarterly Averages
	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2006	2005	2005	2005	2005
ASSETS
Cash and due from banks	$123,129	$129,663	$124,833	$121,289	$119,590
Interest-bearing deposits with other banks	0	0	0	0	149
Federal funds sold and securities purchased under agreements to resell	141,513	127,701	20,938	17,188	17,992
Investment securities	497,528	620,868	625,418	635,982	655,114
Loans
Commercial	580,681	575,075	612,119	610,727	618,700
Real estate-construction	85,672	96,529	96,211	83,903	84,022
Real estate-mortgage	1,404,739	1,436,013	1,470,130	1,490,867	1,483,108
Installment, net of unearned income	501,857	525,350	580,409	585,854	576,969
Credit card	21,748	21,517	21,220	20,537	20,549
Lease financing	2,058	2,672	3,226	3,866	4,727

Total loans	2,596,755	2,657,156	2,783,315	2,795,754	2,788,075
Less
Allowance for loan losses	42,402	41,741	42,630	43,996	44,823

Net loans	2,554,353	2,615,415	2,740,685	2,751,758	2,743,252
Premises and equipment	73,556	72,351	71,256	68,775	67,098
Other assets	155,333	153,199	159,353	148,687	144,971
Assets related to discontinued operations	0	0	84,912	102,580	105,170

Total Assets	$3,545,412	$3,719,197	$3,827,395	$3,846,259	$3,853,336

LIABILITIES
Deposits
Interest-bearing	$203,363	$180,999	$187,458	$159,332	$159,949
Savings	1,040,940	1,018,271	1,031,441	1,055,357	1,048,855
Time	1,242,033	1,288,792	1,254,798	1,261,423	1,259,344

Total interest-bearing deposits	2,486,336	2,488,062	2,473,697	2,476,112	2,468,148
Noninterest-bearing	417,061	433,228	428,881	433,379	425,365

Total deposits	2,903,397	2,921,290	2,902,578	2,909,491	2,893,513
Borrowed funds
Short-term borrowings	97,414	72,132	96,904	90,653	104,477
Federal Home Loan Bank long-term debt	185,399	315,326	319,105	323,558	328,893
Other long-term debt	30,930	30,930	30,930	30,930	30,930

Total borrowed funds	313,743	418,388	446,939	445,141	464,300
Accrued interest and other liabilities	29,694	28,585	32,694	27,748	27,517
Liabilities related to discontinued operations	0	0	77,712	94,402	97,177

Total Liabilities	3,246,834	3,368,263	3,459,923	3,476,782	3,482,507

SHAREHOLDERS’ EQUITY
Common stock	394,861	395,001	395,060	395,248	395,413
Retained earnings	73,710	80,135	74,114	70,396	66,243
Accumulated comprehensive income	(7,538)	(8,323)	(6,301)	(6,622)	(3,662)
Restricted stock awards	(2,195)	(2,748)	(3,287)	(3,304)	(2,851)
Treasury stock, at cost	(160,260)	(113,131)	(92,114)	(86,241)	(84,314)

Total Shareholders’ Equity	298,578	350,934	367,472	369,477	370,829

Total Liabilities and Shareholders’ Equity	$3,545,412	$3,719,197	$3,827,395	$3,846,259	$3,853,336